Exhibit 3.5

CERTIFICATE OF INCORPORATION

OF

AUTO EXPORT SHIPPING, INC,

This is to certify that there is hereby organized a corporation under and by virtue of N.J. S. 14A:1-1 et seq., the “New Jersey Business Corporation Act.”

14A:2-7(1)(a) 1.                                     The name of the corporations is AUTO EXPORT SHIPPING, INC.

14A:2-7(1)(g) 2.                                      The address of this corporation’s initial registered office is 2414 Morris Avenue, Union, NJ 07083 and the name of the corporation’s initial registered agent is Howard Chernoff, Esq.

14A:2-7(1)(b) 3.                                     The purposes for which this corporation is organized are to engage in any activity within the purposes for which corporations may be organized under the “New Jersey Business Corporation Act,” N.J.S. 14A:1-1 et seq.

14A:2-7(1)(c) 4.                                      The aggregate number of shares, which the corporation will have authority to issue, is 2,000 shares no par value. The shares will be issued under Section 1244 of the Internal Revenue Code.

14A:2-7(1)(h) 5.                                     The first Board of Directors of this corporation will consist of one Director and the name and address of each person who is to serve as such Director is:

Name	Address
Ronald Pfeiffer	c/o Howard Chernoff, 2414 Morris Ave., Union NJ 07083

14A:2-7(1)(h) 6.                                     The name and address of each incorporator is Howard Chernoff, 2414 Morris Ave., Union, NJ 07083

IN WITNESS WHEREOF, each individual incorporator, each being over the age of eighteen years, has signed this Certificates March 10, 1999.

Howard Chernoff	/s/ Howard Chernoff